UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 13, 2004

Presidion Corporation

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

000-3149	65-0832987

(Commission file number)	(IRS Employer Identification No.)

755 W. Big Beaver, Suite 1700
Troy, Michigan 48084

(Address of principal executive offices, including zip code)

(248) 269-9600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 1.01. Entry into a Material Definitive Agreement.

(a)(1)	On December 8, 2994, Presidion Solutions, Inc., a wholly owned subsidiary of registrant, entered into a Securities Purchase Agreement with Wellington Capital Group, Inc., a Nevada Corporation. There is no prior existing relationship between the registrant, Presidion Solutions, Inc., the Companies and Wellington Capital Group, Inc.

On December 8, 2004, registrant entered into a Preferred Securities Purchase Agreement with Mirabilis Ventures, Inc., a Nevada corporation. Prior to these agreements, Mirabilis had become a senior creditor to the registrant.

On December 8, 2004, registrant entered into an agreement to grant a three-year Stock Option for Mirabilis Ventures, Inc., a Nevada corporation. Prior to these agreements, Mirabilis had become a senior creditor to the registrant.

(a)(2)	Pursuant to the Agreement, Presidion Solutions, Inc. agreed to sell all of the issued and outstanding capital stock in five of its subsidiaries, Sunshine Staff Leasing, Inc., Sunshine Companies, Inc., Sunshine Companies, II Inc., Sunshine Companies III, Inc. and Sunshine Companies, Inc. IV. (collectively the “Companies.”) The Purchase Price is $500,000 in cash at closing, which is to occur on or before December 31, 2004. As a condition prior to closing the parties agreed that the Companies will have assigned all of the client service agreements, accounts receivables, bank accounts, and other mutually agreed upon agreements and cause of actions to Paradyme, Inc., d/b/a Presidion Solutions VI, Inc. also a wholly owned subsidiary of Presidion Solutions, Inc.

Pursuant to the Agreement registrant will issue 2,500 share of Series AA Preferred Stock with a stated value of $10,000 per share (the “Preferred shares”) to Mirabilis. The Preferred Shares will be senior to the common stock and the Series A Preferred Stock. It will have no voting rights except as required by Florida law, and no conversion rights. The Company may redeem the stock for the Stated Value at any time. The Preferred Shares will carry an annual dividend of $1,000 per share that will be cumulative without interest. In consideration for the issuance, Mirabilis will transfer title to approximately 58,000 ounces of precious metal concentrate having an appraised net market value of not less than $25 million as of the date of the closing. The transaction is scheduled to close on or about December 31, 2004, subject to the approval of the transaction by the registrant’s board of directors and the registrant’s completion of due diligence on the title and value of the property to be transferred.

Also in connection with the Mirabilis transaction, registrant agreed to enter into a Stock Option Agreement granting a three-year option for Mirabilis to acquire up to 25% of the registrants common stock as of the date of the exercise of the option. The exercise price will be the average of the trading price of the 20 trading days immediately proceeding the date the option is granted, at closing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Presidion Corporation (Registrant)

Date	By

December 13, 2004	/S/ Craig A. Vanderburg
Craig A. Vanderburg (Principal Executive Officer)
President, Chief Executive Officer and Director